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                                                                    EXHIBIT 99.1


CAPSTAR COMMUNICATIONS, INC. ANNOUNCES OFFER TO
PURCHASE OUTSTANDING 10 3/4% SENIOR SUBORDINATED NOTES
AND SOLICITATION OF CONSENTS TO INDENTURE

         AUSTIN AND DALLAS, TEXAS, SEPTEMBER 27, 1999 -- Capstar Communications, Inc. ("Capstar Communications"), an indirect subsidiary of AMFM Inc. (NYSE:AFM) ("AMFM"), announced today that it is commencing a tender offer to purchase for cash all of its outstanding 10 3/4% Senior Subordinated Notes due 2006 (the "Notes"). There are approximately $294 million in aggregate principal amount of the Notes outstanding. Capstar Communications also announced today that it will solicit consents to eliminate certain restrictive covenants and to amend certain other provisions of the indenture pursuant to which the Notes were issued (the "Indenture"). The principal purposes of the offer and solicitation are to facilitate AMFM's efforts to combine the outstanding high yield and bank indebtedness and preferred stock of its direct and indirect subsidiaries into fewer entities and to eliminate substantially all of the Indenture's restrictive covenants in order to improve Capstar Communications' financial flexibility.

         The tender offer consideration to be paid for Notes purchased by Capstar Communications and properly delivered consents in the tender and solicitation will be an amount equal to the greater of (x) $1114.17 per $1,000 principal amount or (y) a price based upon a fixed spread of 62.5 basis points over the yield to maturity on the 5.625% U.S. Treasury Note due May 15, 2001, as calculated in accordance with standard market practice, together, in each case, with accrued and unpaid interest up to but not including the date of payment. Using the fixed spread formula, the purchase price for the 10 3/4% Notes will be set at 2:00 p.m., New York City Time, on October 12, 1999. AMFM intends to finance Capstar Communications' purchase of the Notes with bank borrowings.

         Holders who tender their Notes are obligated to consent to the proposed amendments to the Indenture and may not deliver consents without tendering Notes. No separate payment will be made for the consents delivered concurrently with tenders of Notes.

         The tender offer will expire at 5:00 p.m., New York City time, on Tuesday, October 26, 1999, unless extended (the "Expiration Date"). Capstar Communications reserves the right for any reason to terminate the tender offer and solicitation at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         Deutsche Bank Securities Inc. will be acting as the Dealer Manager (the "Dealer Manager") and MacKenzie Partners, Inc. will be acting as the Information Agent (the "Information Agent") for the tender offer and the consent solicitation. The tender offer and consent solicitation will be made pursuant to an Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal, which more fully set forth the terms of the tender offer and consent solicitation. Requests for additional information concerning the terms of the tender offer and consent solicitation, tendering Notes and the delivery of consents and conditions to the tender offer and consent solicitation may be directed to Dealer Manager or the Information Agent. Additional copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from the Information Agent by calling (800) 322-2885.

         Capstar Communications is an indirect subsidiary of AMFM, the nation's largest radio broadcasting entity, consisting of the AMFM Radio Group, including the AMFM Radio Networks and the Chancellor Marketing Group, and the AMFM New Media Group, including Katz Media and AMFM's Internet operations.

         Reflecting announced transactions, AMFM Radio Group with 443 stations in 100 markets reaches a weekly listener base of approximately 65 million people. The AMFM Radio Networks offers syndicated programming nationwide. Chancellor Marketing Group is a full-service sales promotion firm developing integrated marketing programs for Fortune 1000 companies. AMFM's Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media. AMFM's Internet operations focus on developing AMFM's E-commerce web sites, streaming online broadcasts of AMFM's on- air programming and other media, and promoting emerging Internet and new media concerns.

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         This news announcement contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Key risks are described in Capstar Communications reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the broadcasting industry generally and, accordingly, Capstar Communications' actual performance and results may vary from those stated herein and Capstar Communications undertakes no obligation to update the information contained herein.


For more information contact:

         Kevin Mischnick
         AMFM Inc.
         Telephone No. (512) 340-7800